                                                                    EXHIBIT 1(1)

                               PURCHASE AGREEMENT

                  Warburg, Pincus Trust (the "Trust"), a business trust organized under the laws of The Commonwealth of Massachusetts, and Warburg, Pincus Counsellors, Inc. ("Counsellors") hereby agree as follows:

                  1. The Trust offers Counsellors and Counsellors hereby purchases shares of beneficial interest of the Trust, par value $.001 per share (the "Shares"), consisting of (a) 5,000 shares in the Trust's International Equity Portfolio at a price of $10.00 per share and (b) 5,000 shares in the Trust's Small Company Growth Portfolio (each of the International Equity Portfolio and the Small Company Growth Portfolio a "Portfolio") at a price of $10.00 per share (collectively, the "Initial Shares"). Counsellors hereby acknowledges receipt of certificates representing the Initial Shares and the Trust hereby acknowledges receipt from Counsellors of an aggregate amount of $100,000.00 in full payment for the Initial Shares.

                  2. Counsellors represents and warrants to the Trust that the Initial Shares are being acquired for investment purposes and not for the purpose of distributing them.

                  3. Counsellors agrees that if any holder of the Initial Shares redeems any Initial Share in a Portfolio before five years after the date upon which the Portfolio commences its investment activities, the redemption proceeds will be reduced by the amount of unamortized organizational expenses, in the same proportion as the number of Initial Shares being redeemed bears to the number of Initial Shares outstanding at the time of redemption. The parties hereby acknowledge that any Shares acquired by Counsellors other than the Initial Shares have not been acquired to fulfill the requirements of Section 14 of the Investment Company Act of 1940, as amended, and, if redeemed, their redemption proceeds will not be subject to reduction based on the unamortized organizational expenses of the Portfolio.

                  4. The Trust and Counsellors agree that the obligations of the Trust under this Agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized Trustees of the Trust, and signed by an authorized officer Trust, acting as such, and neither the authorization by and delivery by the officer will any of them individually or to them personally, but will bind Trust as provided in the Declaration of Trust. No series of the Trust, including the Fund, will be liable for any claims against any other series.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 9th day of June, 1995.

                                       WARBURG, PINCUS TRUST

                                       By: /s/Eugene P. Grace
                                           ------------------
                                           Name: Eugene P. Grace
                                           Title: Vice president & Secretary

ATTEST:

/s/Cheryl Horowitz
------------------

                                       WARBURG, PINCUS COUNSELLORS, INC.

                                       By: /s/Eugene P. Grace
                                           ------------------
                                           Name: Eugene P. Grace
                                           Title: Senior Vice President

ATTEST:

/s/Cheryl Horowitz
------------------

                                      -3-